Exhibit 10.41

W.W. GRAINGER, INC. 2022 Incentive Plan
2023 Form of Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this "Award Agreement"), dated as of _____________ (the "Grant Date"), is entered into between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and you (the "Participant") as an Employee of the Company or a Subsidiary (collectively, the "Employer").

In consideration of the Participant's agreement to enter into an Unfair Competition Agreement with the Company concurrently with this Award Agreement on the Grant Date (the "Unfair Competition Agreement"), the Company desires to grant the Participant an award of restricted stock units (the "RSUs"), providing for the issuance of shares of the Company's common stock ("Shares") pursuant to the W.W. Grainger, Inc. 2022 Incentive Plan (as may be amended from time to time, the "2022 Plan") and the Participant agrees to enter into the Unfair Competition Agreement and accept such RSUs on the terms and conditions set forth in this Award Agreement, the 2022 Plan and the Unfair Competition Agreement.

Capitalized terms used but not defined in this Award Agreement have the meanings specified in the 2022 Plan.

In consideration of the mutual provisions set forth in this Award Agreement and in the Unfair Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Grants

1.01 Grant. Subject to the terms and conditions of this Award Agreement, the 2022 Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Participant the number of RSUs as specified in the _________ award grant notice posted to the Participant's electronic investment account maintained with Morgan Stanley Smith Barney LLC, the stock plan service provider engaged by the Company in connection with the administration of the 2022 Plan (the "Stock Plan Administrator"). Each RSU represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Award Agreement.

ARTICLE II
Provisions Relating to RSUs

2.01 Vesting of RSUs. If the Participant remains continuously employed by the Employer (or any other Subsidiary or Affiliate) until the vesting date(s) specified in the grant notice ("RSU Vesting Date"), the RSUs shall become vested on such date and the Participant shall be entitled to receive the underlying Shares as provided herein.

The RSUs shall not vest before the RSU Vesting Date unless otherwise provided or permitted by the 2022 Plan or this Award Agreement, and any RSUs that do not vest shall be forfeited in full and the Participant shall have no further rights with respect to such RSUs. Each RSU that becomes vested as provided herein shall be settled in accordance with Section 2.05.

2.02 Effect of Termination of Employment. Except as otherwise stated in the 2022 Plan, if the Participant's employment or service is terminated prior to the RSU Vesting Date for any reason whatsoever other than the Participant's death, Disability or Retirement, the Participant shall cease vesting in the RSUs as of the Participant's Termination Date (defined below) and the RSUs shall be forfeited in their entirety. If the Participant is a resident of, or employed in, the United States, "Termination Date" shall mean the effective date of termination of the Participant's employment. If the Participant is a resident of, or employed outside of, the United States, "Termination Date" shall mean the earliest of (i) the date on which notice of termination is provided to the Participant, (ii) the last day of the Participant's active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.

2.03 Effect of Death or Disability of the Participant. If the Participant's employment or service is terminated prior to the RSU Vesting Date due to the Participant's death or Disability, the RSUs immediately shall fully vest. For purposes of this Award Agreement, "Disability" shall have the same meaning as defined in the 2022 Plan, subject to modification as may be required to conform to the laws, rules and regulations (“Laws”) of the Participant's country of residence (and country of employment, if different). For the sake of clarity, the date of the Participant’s death or Disability shall be a RSU Vesting Date. The RSUs that becomes vested as provided herein shall be settled in accordance with Section 2.05.

2.04 Effect of Retirement of the Participant. If the Participant's employment or service is terminated prior to the RSU Vesting Date due to the Participant's Retirement, the RSUs shall continue to vest and shall be settled in accordance with Sections 2.01 and 2.05. For purposes of this Award Agreement, "Retirement" shall mean the Participant's retirement of employment with the Company and its Subsidiaries on or after the Participant's (i) completion of at least 25 years of service with the Company and its Subsidiaries, (ii) completion of at least 20 years of service with the Company and its Subsidiaries and attainment of age 55, or (iii) completion of at least five (5) years of service with the Company and its Subsidiaries and attainment of age 60. Further, if the Participant is employed in a country other than Canada, Mexico or the United States, the provisions of this Section 2.04 shall be inapplicable.

2.05 Settlement. Upon the RSU Vesting Date, the Company shall, as soon as practicable (but in no event later than 60 days following the applicable RSU Vesting Date), settle the RSUs by registering Shares in the Participant's name and delivering such Shares to the Participant's electronic stock plan account maintained by the Stock Plan Administrator. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Participant's RSUs may be settled in the form of: (i) cash, to the extent settlement in Shares (a) is prohibited under applicable Laws, (b) would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of employment, if different), or (c) is administratively burdensome or (ii) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable Laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

2.06 Dividend Equivalents. Prior to the RSU Vesting Date, the Participant shall be entitled to receive cash dividend payments equal to any cash dividends and other distributions paid with respect to a number of Shares underlying the RSUs held by the Participant. If the Company declares any dividends payable in Shares (rather than in cash), the Participant shall be entitled to additional RSUs equal to the Fair Market Value (as determined by the Committee) of such Share dividends; provided, such additional RSUs shall be subject to the same vesting, forfeiture and transferability requirements and restrictions that apply to the original RSUs with respect to which they relate, including the vesting provisions of Section 2.01 and the settlement provisions of Section 2.05.

ARTICLE III
Recoupment

3.01 Recoupment in Event of Misconduct. If the Company determines that the Participant has committed or engaged in misconduct against the Company or has engaged in any criminal conduct, including embezzlement, fraud or theft, that involves or is related to the Company, or any other conduct that violates Company policy, causes or is discovered to have caused, any loss, damage, injury or other endangerment to the Company's property or reputation, and such Participant has received or is entitled to receive performance stock units, performance restricted stock units, stock options, restricted stock units or cash incentive compensation (collectively, "Incentive Compensation"), then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the 2022 Plan, recapture any gain realized upon the sale of Shares acquired under the 2022 Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation. The Company shall have sole discretion in determining whether the Participant's conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Participant engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Participant's obligations under the Unfair Competition Agreement, the Company shall be entitled to take the actions outlined above for recouping the Incentive Compensation, as the Company deems appropriate under the circumstances.

3.02 Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed inaccurate financial results (the "Subject Financials"), whether or not they result in a restatement, the Company may recover any Incentive Compensation (a)

that was paid or settled to the Participant during the period covered by the Subject Financials as set forth herein, or (b) as otherwise may be required by any applicable Laws or listing standard adopted by the New York Stock Exchange. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Company may, if it determines it appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results or as otherwise may be required by any applicable Laws or listing standard adopted by the New York Stock Exchange. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials or any longer period as may be required by any applicable Law or listing standard adopted by the New York Stock Exchange.

3.03 Recoupment in Event of Error. If the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the 2022 Plan, recapture any gain realized upon the sale of Shares acquired under the 2022 Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation.

3.04 Implementation. For purposes of this Article III, the Participant expressly authorizes the Company to issue instructions, on behalf of the Participant, to the Stock Plan Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the 2022 Plan) to re-convey, transfer or otherwise return to the Company any Incentive Compensation (whether paid in the form of cash or Shares) subject to recoupment hereunder. Participant acknowledges and agrees that the Company's rights hereunder shall not be affected in any way by any subsequent change in the Participant’s status, including retirement or termination of employment (including due to death or Disability). The Participant expressly agrees to indemnify and hold the Company and the Employer harmless from any loss, cost, damage, or expense (including attorneys' fees) that the Company or the Employer may incur as a result of the Participant’s actions or in the Company and the Employer’s efforts to recover such previously made payments or value pursuant to this Article III.

3.05 Forfeiture. To the extent any of the events set forth in this Article III occur before the Participant receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.

3.06 Recoupment Policy. Notwithstanding anything to the contrary, the Company may cancel, recoup, rescind, or otherwise recover any award or compensation made under this Award Agreement if such recovery is pursuant to a claw-back or recoupment policy adopted by the Company from time to time or as otherwise permitted or required by applicable law or listing standard adopted by the New York Stock Exchange.

ARTICLE IV
Tax
4.01 Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

4.02 Tax Withholding Obligations. Prior to the delivery of Shares (or cash) upon the vesting of the RSUs, if the Participant's country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or the cash equivalent. The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Participant's regular salary and/or wages or any other amounts payable to the Participant, or may require the Participant to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Participant's regular salary and/or wages or other amounts payable to the Participant, no Shares will be issued to the Participant (or the Participant's estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. If the obligation for the Participant's Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Participant shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSU.

The Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant's participation in the 2022 Plan or the Participant's acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon vesting of the RSUs if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items as described herein. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet the Participant's obligation for Tax-Related Items. By accepting this grant of RSUs, the Participant expressly consents to the withholding of Shares and/or withholding from the Participant's regular salary and/or wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are the Participant's sole responsibility.

ARTICLE V
International Arrangements

5.01 Exchange Controls. As a condition to this RSU award, the Participant agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Participant's country of residence (and country of employment, if different).

5.02 Foreign Asset and Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements, which may affect the Participant's ability to acquire or hold Shares acquired under the 2022 Plan or cash received from participating in the 2022 Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Participant's country of residence (and country of employment, if different). The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant's country of residence (and country of employment, if different). The Participant acknowledges and agrees that it is the Participant's personal responsibility to be compliant with such Laws.

5.03 Country Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in the addendum to this Award Agreement ("Country Addendum"). If the Participant transfers residence and/or employment to another country reflected in the Country Addendum at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the RSUs and the 2022 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, the Country Addendum shall constitute part of this Award Agreement.

5.04 Controlling Language. If the Participant is in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Award Agreement or has had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant acknowledges and agrees that it is the Participant's express intent that this Award Agreement, the 2022 Plan, the Unfair Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If the Participant has received this Award Agreement, the 2022 Plan, the Unfair Competition Agreement or any other documents related to the RSUs translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control.

ARTICLE VI
Miscellaneous

6.01 Restriction on Transferability. Except to the extent expressly provided in the 2022 Plan or this Award Agreement, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to transfer the RSUs to a member of the Participant’s immediate family or trust, a partnership or other entity for the benefit of the Participant or the members of the Participant's immediate family; provided, however, that the Participant retains beneficial ownership of any such RSUs. For purposes hereof, “immediate family” has the meaning ascribed thereto in Rule 16(a)-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “beneficial owner” has the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.

6.02 Rights as Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon the vesting of RSUs until the date of issuance of such Shares. Upon settlement of the RSUs, the Participant will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company.

6.03 Administration. The Committee shall have the power to interpret the 2022 Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the 2022 Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the 2022 Plan or this Award Agreement.

6.04 No Employment Rights. This Award Agreement and the Participant's participation in the 2022 Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Participant any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the

Company, the Employer or any of their respective Subsidiaries to terminate the Participant's employment at any time.

6.05 Nature of Grant. In accepting the grant hereunder, the Participant acknowledges and agrees that: (i) the 2022 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Participant has read the 2022 Plan and any RSUs granted under it shall be subject to all of the terms and conditions of the 2022 Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the 2022 Plan and this Award Agreement and to make all determinations necessary or advisable for the administration of the 2022 Plan, all of which interpretations and determinations shall be final and binding; (iii) the RSU does not create any contractual or other right to receive future grants of RSUs, benefits in lieu of RSUs, or any other Plan benefits in the future; (iv) nothing contained in this Award Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Participant; (v) any grant under the 2022 Plan, including any grant of RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Participant is voluntarily participating in the 2022 Plan; (vii) the future value of the Shares underlying the RSUs granted hereunder is unknown and cannot be predicted with certainty; (viii) neither the Company, the Employer nor any of their respective Subsidiaries shall be liable for any change in value of the RSUs, the amount realized upon settlement of the RSUs or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the RSUs, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate, and (ix) the RSUs and the underlying Shares are not granted to the Participant for prior services rendered to the Company, the Employer or any Subsidiaries. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any award of RSUs to correct for any windfalls or shortfalls in such RSUs which, in the Committee's determination, arise from factors beyond the Participant's control; provided, however, that the Committee's authority with respect to any Award to a "covered employee, " as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such RSU.

6.06 Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Award Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange or quotation system upon which the Shares are listed or quoted. If the Participant resides or is employed outside of the United States, the Participant agrees, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the 2022 Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the RSUs) if required by and in accordance with local Laws in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the Company, its Subsidiaries and the Employer to comply with local Laws in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local Laws in the Participant’s country of residence (and country of employment, if different).

6.07 Amendment. This Award Agreement may be amended by a writing which specifically states that it is amending this Award Agreement executed by (i) the Company and the Participant, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment having a material adverse effect on the rights of the Participant hereunder may be made without the Participant's written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.

6.08 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer's records or to the Participant's electronic investment account held at the Stock Plan Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

6.09 Severability. If all or any part of this Award Agreement or the 2022 Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the 2022 Plan not declared to be unlawful or invalid. Any provision of this Award Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

6.10 Construction. The RSUs are being issued pursuant to Article 8 (Restricted Stock and Restricted Stock Units) of the 2022 Plan. The RSUs are subject to the terms of the 2022 Plan. The Participant acknowledges receipt of the 2022 Plan booklet which contains the entire Plan, and the Participant represents and warrants that the Participant has read the 2022 Plan. Additional copies of the 2022 Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Award Agreement violates or is inconsistent with an express provision of the 2022 Plan, the 2022 Plan provision shall govern and any inconsistent provision in this Award Agreement shall be of no force or effect. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.

6.11 Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY

ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE RSUS, THE PLAN OR THIS AWARD AGREEMENT.

6.12 Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Award Agreement by the Participant shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant. This Award Agreement shall not be construed to create any third party beneficiary rights.

6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants RSUs under the 2022 Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSUs under the 2022 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the RSU, the Participant expressly and explicitly consents to the personal data activities as described herein.

i.Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the 2022 Plan. The Company's legal basis for the collection, processing and use of the Participant's Data is the Participant's consent. The Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded, or regulatory filings are made. The Company's legal basis for such disclosure of the Participant's Data is to comply with applicable laws, rules and regulations.

ii.Stock Plan Administration Service Providers. The Company and the Employer transfer the Participant's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the 2022 Plan. In the future, the Company may select a different Stock Plan Administrator and share the Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the 2022 Plan. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Participant's ability to participate in the 2022 Plan.

iii.International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Participant's Data to the United States of America is the Participant’s consent.

iv.Voluntariness and Consequences of Consent, Denial or Withdrawal. The Participant's participation in the 2022 Plan and the Participant's grant of consent hereunder is purely voluntary. The Participant may deny or withdraw the Participant's consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant's consent, the Participant may be unable to participate in the 2022 Plan. This would not affect the Participant's existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with participation in the 2022 Plan.

v.Data Retention. The Participant understands that the Participant's Data will be held only as long as is necessary to implement, administer and manage the Participant's RSU and participation in the 2022 Plan; provided that the Company may hold the Participant’s Data for longer periods of time consistent with its retention policies and practices with respect to employee data.

vi.Data Subject Rights. The Participant understands that the Participant may have the right under applicable law to (i) access or copy the Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning the Participant, (iii) delete the Participant's Data, (iv) restrict processing of the Participant's Data, (vi) lodge complaints with the competent supervisory authorities in the Participant’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Participant understands that the Participant can contact the Participant's local human resources representative.

6.14 Private Placement. The grant of the RSUs is not intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).

6.15 No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant's participation in the 2022 Plan or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant's own personal tax, legal and financial advisors regarding participation in the 2022 Plan before taking any action related to the 2022 Plan or this Award Agreement.
6.16 Securities Law Restrictions. The Participant acknowledges that, depending on the Participant's country of residence (and country of employment, if different) or where the Company Shares are listed, the Participant shall be subject to insider trading restrictions and/or market abuse Laws, which may affect the Participant's ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have "inside information" regarding the Company or its business (as defined by the local

Laws in the Participant's country of residence and/or employment). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties (including other employees of the Company and its Subsidiaries) or causing them otherwise to buy or sell securities. Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Participant solely is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant's personal legal advisor on this matter.

6.17 EU Age Discrimination Rules. If the Participant is a local national of and employed in the United Kingdom or a country that is a member of the European Union, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.

6.18 Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs granted to the Participant under the 2022 Plan by electronic means. The Participant hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the 2022 Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

6.19 Governing Law; Jurisdiction. This Award Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of RSUs, the Participant expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.

6.20 Entire Agreement. The Plan, this Award Agreement (including any applicable addendum) and the Unfair Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by a duly authorized officer and the Participant acknowledges and agrees that by clicking on the “Accept” box below this Award Agreement in the section "Your New Grant" on the screen titled "View Grant," the Participant expressly agrees to be bound by the terms and conditions of the RSU, including Participant's electronic signature constituting the sole and exclusive means of executing this Award Agreement.

W.W. GRAINGER, INC. By:______________________________ Name: Title:

W.W. GRAINGER, INC.
2022 Incentive Plan

Addendum to Restricted Stock Unit Award Agreement

In addition to the terms of the W.W. Grainger, Inc. 2022 Incentive Plan (as may be amended from time to time, the "2022 Plan") and the Restricted Stock Unit Agreement (the "Award Agreement"), the RSUs are subject to the following additional terms and conditions as set forth in this addendum (this "Country Addendum") to the extent the Participant resides or is employed in one of the countries addressed herein. The Country Addendum is based upon the securities, tax, exchange control and other laws in effect in the respective countries as of April 2022. All capitalized terms contained in this Country Addendum shall have the same meaning as set forth in the 2022 Plan and this Award Agreement unless otherwise defined. If the Participant transfers residence or employment to a country identified in this Country Addendum, the additional terms and conditions for such country as reflected in this Country Addendum will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the 2022 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

European Union ("EU") / European Economic Area ("EEA") / United Kingdom

The following provision replaces Section 6.13 to the extent the Participant is employed in the EU, EEA or the United Kingdom:

6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants RSUs under the 2022 Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSUs under the 2022 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices, which the Participant should carefully review.

i. Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the 2022 Plan. The Company collects, process and uses the Participant's Data pursuant to the Company's legitimate interest of administering the Participant's RSUs and generally managing the 2022 Plan, and to satisfy its contractual obligations under the Award Agreement. The Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of the Participant's Data is to comply with applicable laws, rules and regulations.

ii. Stock Plan Administration Service Providers. The Company and the Employer transfer the Participant's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the 2022 Plan. In the future, the Company may select a different Stock Plan Administrator and share the Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the 2022 Plan. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Participant's ability to participate in the 2022 Plan.

iii. International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Participant's Data to the United States of America is to satisfy its contractual obligations under the Award Agreement.

iv. Data Retention. The Participant understands that the Participant's Data will be held only as long as is necessary to implement, administer and manage the Participant's RSU and participation in the 2022 Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

v. Data Subject Rights. The Participant understands that the Participant may have the right under applicable law to (i) access or copy the Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning the Participant, (iii) delete the Participant's Data, (iv) restrict processing of the Participant's Data, (vi) lodge complaints with the competent supervisory authorities in the Participant’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Participant understands that the Participant can contact the Participant's local human resources representative.

Canada

RSUs Payable in Shares Only

Notwithstanding any provision in the Award Agreement or the 2022 Plan to the contrary, vested RSUs shall be payable in Shares only (and shall not be settled in cash).

Securities Law Information

The Participant is permitted to sell Shares acquired through the 2022 Plan through the designated broker appointed under the 2022 Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset Reporting Information

Any foreign property (including Shares and RSUs acquired under the 2022 Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. The RSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the fair market value of the Shares at time of vesting, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Participant should consult with the Participant's personal tax advisor to determine the Participant’s reporting requirements.

The following provisions will apply if the Participant is a resident of Quebec:

Use of English Language

If the Participant is a resident of Quebec, by accepting the RSUs, the Participant acknowledges and agrees that it is the Participant’s wish that the Award Agreement, this Addendum, the 2022 Plan, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais

Si le Participant est un résident du Québec, en acceptant les RSU, le Participant reconnaît et convient que c'est le souhait du Participant que l'Entente, le présent Avenant, le Plan 2022, ainsi que tous les autres documents, avis et procédures judiciaires engagés, donnés ou institués en vertu des RSU, directement ou indirectement, soient rédigés en anglais.

Mexico

Plan Document Acknowledgement

By accepting the RSUs, the Participant acknowledges that the Participant has received a copy of the 2022 Plan, has reviewed the 2022 Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the 2022 Plan and the Award Agreement. In addition, by accepting the RSUs, the Participant acknowledges that the Participant has read and specifically and expressly approves the terms and conditions in Section 6.05 of the Award Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the 2022 Plan does not constitute an acquired right; (ii) the 2022 Plan and participation in the 2022 Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the 2022 Plan is voluntary; and (iv) neither the Company, the Employer nor any Subsidiary is responsible for any decrease in the value of the Shares underlying the RSUs.

Acuse de recibo del documento del Plan

Al aceptar las RSU, el Participante reconoce que ha recibido una copia del Plan 2022, ha revisado el Plan 2022 y el Acuerdo en su totalidad, y comprende y acepta completamente todas las disposiciones del Plan 2022 y el Acuerdo. Además, al aceptar las RSU, el Participante reconoce que el Participante ha leído y aprueba específica y expresamente los términos y condiciones de la Sección 6.05 del Acuerdo ("Naturaleza de la Subvención"), en la que se describe y establece claramente lo siguiente: ( i) la participación en el Plan 2022 no constituye un derecho adquirido; (ii) el Plan 2022 y la participación en el Plan 2022 son ofrecidos por la Compañía de forma totalmente discrecional; (iii) la participación en el Plan 2022 es voluntaria; y (iv) ni la Compañía, el Empleador ni ninguna Subsidiaria son responsables de ninguna disminución en el valor de las Acciones subyacentes a las RSU.

Commercial Relationship

The Participant expressly recognizes that participation in the 2022 Plan and the Company’s grant of the RSUs does not constitute an employment relationship between the Participant and the Company. The Participant has been granted RSUs as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes that the 2022 Plan and the benefits derived from participation in the 2022 Plan do not establish any rights between the Participant and the Company or the Employer, (b) the 2022 Plan and the benefits derived from participation in the 2022 Plan are not part of the employment conditions and/or benefits provided by the Company or the Employer, and (c) any modifications or amendments to the 2022 Plan by the Company, or a termination of the 2022 Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

Relación Comercial

El Participante reconoce expresamente que la participación en el Plan 2022 y el otorgamiento de las RSU por parte de la Compañía no constituye una relación laboral entre el Participante y la Compañía. Al Participante se le han otorgado RSU como consecuencia de la relación comercial entre la Compañía y el Empleador, y el Empleador es el único empleador del Participante. Con base en lo anterior, (a) el Participante reconoce expresamente que el Plan 2022 y los beneficios derivados de la participación en el Plan 2022 no establecen ningún derecho entre el Participante y la Compañía o el Empleador, (b) el Plan 2022 y los beneficios derivados de la participación en el Plan 2022 no son parte de las condiciones de empleo y/o beneficios proporcionados por la Compañía o el Empleador, y (c) cualquier modificación o enmienda al Plan 2022 por parte de la Compañía, o una terminación del Plan 2022 por la Compañía, no constituirá un cambio o deterioro de los términos y condiciones del empleo del Participante con el Empleador.

Extraordinary Item of Compensation

The Participant expressly acknowledges and agrees that participation in the 2022 Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the 2022 Plan in accord with the terms and conditions of the 2022 Plan, the Award Agreement, the Unfair Competition Agreement and this Addendum. As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the 2022 Plan at any time and without any liability. The value of the RSUs are an extraordinary item of compensation outside the scope of the employment contract, if any. The RSUs are not a part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

Partida Extraordinaria de Compensación

El Ejecutivo reconoce y acepta expresamente que la participación en el Plan es el resultado de la decisión discrecional y unilateral de la Compañía, así como la decisión libre y voluntaria del Ejecutivo de participar en el Plan de acuerdo con los términos y condiciones del Plan, la Acuerdo, el Acuerdo de Competencia Desleal y este Addendum. Como tal, el Ejecutivo reconoce y acepta que la Compañía puede, a su exclusivo criterio, modificar y/o interrumpir la participación del Ejecutivo en el Plan en cualquier momento y sin responsabilidad alguna. El valor de las RSUs constituye una retribución extraordinaria fuera del ámbito del contrato de trabajo, si lo hubiere. Las RSU no forman parte de la compensación regular o esperada del Ejecutivo a los fines de calcular cualquier indemnización, renuncia, despido, pago por terminación del servicio, bonificaciones, premios por servicio prolongado, pensión o beneficios de jubilación o cualquier pago similar, que son exclusivos obligaciones del Empleador.

United Kingdom

Income Tax and Social Insurance Contribution Withholding

The following provision shall supplement Article IV of the Award Agreement:

Without limitation to Article IV of the Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and hold harmless the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Exclusion of Claim

The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages, insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the RSUs as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, the Participant shall be deemed to have irrevocably waived any such entitlement.

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